Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS FOURTH QUARTER

AND FY2013 FINANCIAL RESULTS; RAISES DIVIDEND 12 PERCENT

2014 FINANCIAL OUTLOOK ANTICIPATES

HIGH-TEEN OPERATING INCOME GROWTH ON MID-TEEN SALES GROWTH

4th Quarter 2013 Highlights:

•	Net sales increased 6 percent to a fourth quarter record $533.1 million, compared with fourth quarter 2012 net sales of $501.1 million.

•	Net income totaled $36.7 million, or $1.05 per diluted share, including a non-cash asset impairment charge of approximately $5.6 million after tax, or $0.16 per diluted share, compared with fourth quarter 2012 net income of $39.5 million, or $1.15 per diluted share.

•	The board of directors approved a 12 percent increase in the quarterly dividend to $0.28 per share, payable March 18, 2014 to shareholders of record on March 7, 2014.

Fiscal Year 2013 Highlights:

•	Fiscal 2013 net sales totaled $1.68 billion, compared to fiscal 2012 net sales of $1.67 billion.

•	Fiscal 2013 net income totaled $94.3 million, or $2.72 per diluted share, including a non-cash asset impairment charge of approximately $5.6 million after tax, or $0.16 per diluted share, compared to fiscal 2012 net income of $99.9 million, or $2.93 per diluted share.

Fiscal Year 2014 Outlook:

•	Fiscal 2014 outlook anticipates mid-teens percentage net sales growth and high-teen percentage growth in operating income, resulting in operating margin of approximately 8.0 percent of net sales.

PORTLAND, Ore. — February 18, 2014 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the global outdoor apparel, footwear, accessories and equipment industries, today announced record fourth quarter net sales of $533.1 million, an increase of 6 percent compared with the fourth quarter of 2012. Fourth quarter 2013 net income totaled $36.7 million, or $1.05 per diluted share, including a non-cash asset impairment charge of approximately $5.6 million after-tax, or $0.16 per diluted share. Fourth quarter 2012 net income totaled $39.5 million, or $1.15 per diluted share.

Full year 2013 net sales increased 1 percent to $1.68 billion and net income totaled $94.3 million, or $2.72 per diluted share, including a non-cash asset impairment charge of approximately $5.6 million after tax, or $0.16 per diluted share. Full year 2012 net income totaled $99.9 million, or $2.93 per diluted share.

Tim Boyle, Columbia’s president and chief executive officer, commented, “2013 concluded with strong sales momentum. Increased consumer demand that became evident across our U.S. direct-to-consumer platform during the third quarter, well before seasonal weather arrived, has sustained through the fourth quarter of 2013 and into the first quarter of 2014.

“Our wholesale customers are exhibiting a greater appetite for broader and deeper assortments of our new Fall 2014 line, which feature our best innovations at more accessible prices. As a result, we expect renewed growth in our wholesale businesses, continued expansion of our global direct-to-consumer business, coupled with incremental contributions from our new joint venture in China, to drive healthy growth in sales and operating income in 2014.

“The company’s balance sheet at December 31, 2013 includes cash and investments totaling $529 million, clean inventory, and no long-term debt. This strong financial position, combined with our expectations for renewed growth and confidence in the future potential of our brands, is reflected in the board’s approval of a 12 percent increase in our quarterly dividend, to $0.28 per share.”

Fourth Quarter Results

(All comparisons are between fourth quarter 2013 and fourth quarter 2012, unless otherwise noted.)

Consolidated net sales increased 6 percent to $533.1 million compared with net sales of $501.1 million for the same period in 2012. Changes in currency exchange rates had a 2 percentage point negative effect on the net sales comparison.

Fourth quarter U.S. net sales increased $34.1 million, or 12 percent. Europe/Middle East/Africa (EMEA) region net sales increased $6.6 million, or 11 percent, including a 3 percentage point benefit from changes in foreign currency exchange rates. Net sales in Canada increased $5.2 million, or 16 percent, including a 6 percentage point negative effect from changes in currency exchange rates. Those increases were partially offset by a $13.9 million, or 11 percent, decline in Latin America/Asia Pacific (LAAP) region net sales, including an 8 percentage point negative effect from changes in currency exchange rates. (See “Geographical Net Sales” table below.)

Apparel, Accessories & Equipment net sales increased $23.7 million, or 6 percent, to $416.0 million, and Footwear net sales increased $8.3 million, or 8 percent, to $117.1 million. (See “Categorical Net Sales” table below.)

Columbia brand net sales increased $27.3 million, or 7 percent, to $427.8 million. Sorel brand net sales grew $9.5 million, or 17 percent, to $66.0 million. Mountain Hardwear net sales declined $5.4 million, or 13 percent, to $37.3 million. (See “Brand Net Sales” table below.)

Fourth quarter net income totaled $36.7 million, or $1.05 per diluted share, including a non-cash asset impairment charge related to the company’s European distribution center in Cambrai, France of approximately $5.6 million after tax, or $0.16 per diluted share. Net income for same period in 2012 totaled $39.5 million, or $1.15 per diluted share.

Fiscal Year 2013 Results

(All comparisons are between fiscal 2013 and fiscal 2012, unless otherwise noted.)

Consolidated 2013 net sales increased $15.4 million, or 1 percent, to $1.68 billion, compared with 2012 net sales of $1.67 billion, including a 1 percentage point negative effect from changes in currency exchange rates.

U.S. net sales increased $24.6 million, or 3 percent. EMEA region net sales increased $10.1 million, or 4 percent, including a 2 percentage point benefit from changes in currency exchange rates. Canada net sales increased $3.9 million, or 3 percent, including a 4 percentage point negative effect from changes in currency exchange rates. Those increases were partially offset by a decline in LAAP region net sales of $23.2 million, or 6 percent, including a 7 percentage point negative effect from changes in currency exchange rates. (See “Geographical Net Sales” table below.)

Apparel, Accessories & Equipment net sales totaled $1.37 billion, an increase of $27.6 million, or 2 percent. Footwear net sales totaled $310.4 million, a decrease of $12.2 million, or 4 percent. (See “Categorical Net Sales” table below.)

Columbia brand net sales increased $21.8 million, or 2 percent, to $1.41 billion; Sorel brand net sales increased $1.7 million, or 1 percent, to $128.7 million; and Mountain Hardwear brand net sales declined $9.0 million, or 6 percent, to $132.5 million. (See “Brand Net Sales” table below.)

2013 net income totaled $94.3 million, or $2.72 per diluted share, including a non-cash asset impairment charge of approximately $5.6 million after tax, or $0.16 per diluted share. 2012 net income totaled $99.9 million, or $2.93 per diluted share.

Balance Sheet

The company generated a record $274.3 million in operating cash flow during the year ended December 31, 2013 and ended the year with $529.2 million in cash and short-term investments, compared with $335.4 million at December 31, 2012.

Consolidated inventories of $329.2 million at December 31, 2013 were 9 percent lower than the $363.3 million balance at December 31, 2012. Excluding approximately $20.6 million of incremental inventory acquired by the company’s China joint venture that commenced January 1, 2014, consolidated inventories at December 31, 2013 were approximately 15 percent lower compared to December 31, 2012.

Dividend

The board of directors authorized a 12 percent increase in the company’s regular quarterly dividend to $0.28 per share. The dividend is payable on March 18, 2014 to shareholders of record on March 7, 2014.

Initial 2014 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps materially.

The company currently expects 2014 net sales growth of between 15 percent and 17 percent compared to 2013 net sales of $1.68 billion, with more than half of that growth anticipated to come from incremental sales by the new China joint venture and the remainder from the company’s global direct-to-consumer and wholesale businesses.

The company expects fiscal year 2014 gross margins to improve by approximately 50 basis points, and for selling, general and administrative expenses to increase approximately 16 percent, consisting of incremental operating costs of the China joint venture, increased investment in demand-creation, increased costs related to the company’s U.S. ERP implementation, and investments in continued expansion of the company’s global direct-to-consumer platform.

Based on the above assumptions, the company expects high-teen operating income growth, resulting in 2014 operating margin of approximately 8.0 percent of net sales.

The company’s annual net sales are weighted more heavily toward the fall/winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

A more detailed version of the company’s financial outlook can be found in the “CFO Commentary on Fourth Quarter/Fiscal Year 2013 Financial Results, and Initial 2014 Outlook”, furnished separately to the SEC on Form 8-K and available on the company’s investor relations website at http://investor.columbia.com/results.cfm.

CFO’s Commentary on Fourth Quarter/FY2013 Results and Initial 2014 Outlook Available Online

At approximately 4:15 p.m. ET, a commentary by Tom Cusick, senior vice president and chief financial officer, reviewing the company’s fourth quarter and fiscal year 2013 financial results and initial 2014 outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Tuesday, February 18, 2014 at 5:00 p.m. ET to review its fourth quarter financial results and initial 2014 outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until approximately February 17, 2015.

First Quarter 2014 Reporting Schedule

Columbia Sportswear plans to report financial results for first quarter 2014 on Tuesday, April 29, 2014 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the company’s first quarter financial results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, Columbia products are sold in approximately 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns the outdoor brands Mountain Hardwear®, Sorel®, Montrail® and OutDry®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.montrail.com and www.outdry.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating expenses, operating income, operating margins, SG&A expense, costs associated with our U.S. ERP implementation and investments in our direct-to-consumer operations, market conditions, advance orders, and the operations of our wholesale and direct-to-consumer businesses and China joint venture in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this document include: our ability to effectively and timely implement our IT infrastructure, data management and business process initiatives, failure of which could result in material unanticipated expenses and/or significant disruptions to our business; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; unfavorable economic conditions generally and weakness in consumer confidence and spending rates; the operations of our computer systems and third party computer systems; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in the cost of raw materials, such as cotton, natural down, and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyberattacks, or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2013	2012
Current Assets:
Cash and cash equivalents	$437,489	$290,781
Short-term investments	91,755	44,661
Accounts receivable, net	306,878	334,324
Inventories, net	329,228	363,325
Deferred income taxes	52,041	50,929
Prepaid expenses and other current assets	33,081	38,583

Total current assets	1,250,472	1,122,603
Property, plant and equipment, net	279,373	260,524
Intangibles and other non-current assets	75,743	75,715

Total assets	$1,605,588	$1,458,842

Current Liabilities:
Notes payable	$—	$156
Accounts payable	173,557	142,240
Accrued liabilities	120,397	105,190
Income taxes payable	7,251	4,406
Deferred income taxes	49	67

Total current liabilities	301,254	252,059
Long-term liabilities	51,470	40,616
Equity:
Columbia Sportswear Company shareholders’ equity	1,245,418	1,166,167
Non-controlling interest	7,446	—

Total equity	1,252,864	1,166,167

Total liabilities and equity	$1,605,588	$1,458,842

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COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net sales	$533,110	$501,060	$1,684,996	$1,669,563
Cost of sales	295,392	294,155	941,341	953,169

Gross profit	237,718	206,905	743,655	716,394
	44.6%	41.3%	44.1%	42.9%
Selling, general and administrative expenses	187,867	158,754	625,656	596,635
Net licensing income	2,313	2,952	13,795	13,769

Income from operations	52,164	51,103	131,794	133,528
Interest income (expense), net	100	(42)	503	379
Other non-operating expense	(185)	—	(871)	—

Income before income tax	52,079	51,061	131,426	133,907
Income tax expense	(15,798)	(11,574)	(37,823)	(34,048)

Net income	36,281	39,487	93,603	99,859
Net loss attributable to non-controlling interest	(449)	—	(738)	—

Net income attributable to Columbia Sportswear Company	$36,730	$39,487	$94,341	$99,859

Earnings per share attributable to Columbia Sportswear Company:
Basic	$1.06	$1.16	$2.74	$2.95
Diluted	1.05	1.15	2.72	2.93
Weighted average shares outstanding:
Basic	34,536	33,999	34,378	33,840
Diluted	34,932	34,307	34,717	34,132

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COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$93,603	$99,859
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,871	40,892
Loss on disposal or impairment of property, plant and equipment	9,344	1,582
Deferred income taxes	8,818	7,140
Stock-based compensation	8,878	7,833
Excess tax benefit from employee stock plans	(1,532)	(1,016)
Changes in operating assets and liabilities:
Accounts receivable	27,442	18,166
Inventories	34,089	2,951
Prepaid expenses and other current assets	5,166	(2,025)
Other assets	(4,215)	(1,259)
Accounts payable and accrued liabilities	43,921	(17,529)
Income taxes payable	5,534	(11,052)
Other liabilities	2,356	3,126

Net cash provided by operating activities	274,275	148,668

CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchases of short-term investments	(46,754)	(41,650)
Capital expenditures	(69,443)	(50,491)
Proceeds from sale of property, plant, and equipment	111	7,099

Net cash used in investing activities	(116,086)	(85,042)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	69,136	100,654
Repayments on credit facilities	(69,292)	(100,498)
Proceeds from issuance of common stock under employee stock plans	19,537	14,600
Tax payments related to restricted stock unit issuances	(2,291)	(1,486)
Excess tax benefit from employee stock plans	1,532	1,016
Repurchases of common stock	—	(206)
Capital contribution from non-controlling interest	8,000	—
Cash dividends paid	(31,298)	(29,780)

Net cash used in financing activities	(4,676)	(15,700)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(6,805)	1,821

NET INCREASE IN CASH AND CASH EQUIVALENTS	146,708	49,747
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	290,781	241,034

CASH AND CASH EQUIVALENTS, END OF PERIOD	$437,489	$290,781

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$5,195	$5,313

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COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Geographical Net Sales:
United States	$307.9	$273.8	12%	$971.3	$946.7	3%
Latin America & Asia Pacific	118.1	132.0	(11)%	354.4	377.6	(6)%
Europe, Middle East, & Africa	68.6	62.0	11%	240.7	230.6	4%
Canada	38.5	33.3	16%	118.6	114.7	3%

Total	$533.1	$501.1	6%	$1,685.0	$1,669.6	1%

Categorical Net Sales:
Apparel, Accessories and Equipment	$416.0	$392.3	6%	$1,374.6	$1,347.0	2%
Footwear	117.1	108.8	8%	310.4	322.6	(4)%

Total	$533.1	$501.1	6%	$1,685.0	$1,669.6	1%

Brand Net Sales:
Columbia	$427.8	$400.5	7%	$1,412.9	$1,391.1	2%
Mountain Hardwear	37.3	42.7	(13)%	132.5	141.5	(6)%
Sorel	66.0	56.5	17%	128.7	127.0	1%
Other	2.0	1.4	43%	10.9	10.0	9%

Total	$533.1	$501.1	6%	$1,685.0	$1,669.6	1%

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